Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exela Technologies Inc.:

We consent to the use of our report dated March 22, 2021 with respect to the consolidated financial statements of Exela Technologies, Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Detroit, Michigan

October 4, 2021